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EXHIBIT 16.1        LETTER ON CHANGE IN CERTIFYING ACCOUNTANT FROM RADIN, GLASS
                    & CO., LLP


December 8, 2004


Securities and Exchange Commission
Office of Chief Accountant
Washington, D.C. 20549



Gentlemen:

We have read Item 4.01 of the Form 8-K dated December 8, 2004 of Accesstel, Inc. and are in agreement with the statements contained in the second and fourth paragraphs therein. We have no basis to agree or disagree with the other statements of the Registrant contained therein.



Very truly yours,



/s/ Radin, Glass & Co., LLP
Radin, Glass & Co., LLP
Certified Public Accountants


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